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                                                                      EXHIBIT 14

                                      ADLT
                              POLICY AND PROCEDURES

POLICY#:  A-1                                 PAGE  1  OF  7
REVISED:                                      PREPARED BY: INTERNAL AUDIT
EFFECTIVE DATE: SEP `02                       APPROVED BY: WAYNE HELLMAN

TITLE:            CODE OF CONDUCT

POLICY: Advanced Lighting Technologies, Inc. (the "Company" or "ADLT") is committed to achieving high standards of business and personal ethics for itself and its personnel.

PURPOSE:          To summarize for all ADLT employees key conduct requirements.
                  Please refer to detailed policies noted in the Code of Conduct for more detail descriptions of ADLT conduct policies. Each HR Manager has copies of these detailed policies.

SCOPE: These procedures apply to all ADLT employees. It is the personal responsibility of all employees to acquaint themselves with the legal and policy standards and restrictions applicable to their assigned duties and responsibilities, and to conduct themselves accordingly. Over and above the strictly legal aspects involved, all Company personnel are expected to observe the high standards of business and personal ethics in the discharge of their assigned responsibilities.

CONTENTS:

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
    1)  EMPLOYEE CONDUCT IN GENERAL............................................2
    2)  GENERAL INTERNAL CONTROLS AND GUIDELINES...............................2
    3)  CONFLICTS OF INTEREST..................................................2
    4)  IMPROPER PAYMENTS AND FICTITIOUS RECORDKEEPING.........................2
    5)  GIFTS TO OR BY EMPLOYEES ..............................................3
    6)  POLITICAL ACTIVITY.....................................................3
    7)  INSIDER TRADING........................................................3
    8)  POLICY AGAINST HARASSMENT..............................................4
    9)  EMPLOYEE CONFIDENTIALITY AND PROPRIETARY INFORMATION...................4
    10) COMPUTER USE...........................................................4
    11) COMPLIANCE WITH ANTITRUST LAWS.........................................5
    12) ENVIRONMENTAL, HEALTH AND SAFETY.......................................5
    13) RECORD RETENTION.......................................................5
    14) LOBBYING...............................................................5
    15) TRAVEL AND EXPENSE REIMBURSEMENT.......................................5
    16) GENERAL Service and Customer Concerns..................................6
                Integrity of Records and Compliance with Accounting Procedures
                Guidance and Reporting Ethical Issues
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1.    GENERAL EMPLOYEE CONDUCT

      a) Each member of the Company must avoid any action, relationship or situation which could jeopardize or impair the confidence or respect in which the Company is held by its customers and the general public, or which appears to be contrary to the interests of ADLT, its suppliers and customers.

      b) Employees shall comply fully with all applicable statutes and regulations. Willful and knowing disregard of the law may result in severe penalties to the Company. In its many business activities, ADLT and its affiliated companies engage in vigorous, fair and ethical competition. Discussions and agreements with competitors concerning pricing or other competitive policies and practices are strictly prohibited.

2.    GENERAL INTERNAL CONTROLS AND GUIDELINES

            ADLT is committed to achieving an effective internal control environment to ensure the safeguarding of assets and integrity and reliability of financial information. Procedures must be in place to ensure that all transactions are recorded on a timely basis. Duties must be segregated.

3.    CONFLICT OF INTEREST

            ADLT annually circulates a policy statement of Conflicts of Interest. The basic policy states that every employee must avoid any interest that conflicts with the interests of ADLT. The document provides explanations of situations and types of transactions which can give rise to conflicts of interest. Each employee should carefully review and follow it.

4.    IMPROPER PAYMENTS AND FICTITIOUS RECORDKEEPING

            ADLT prohibits the use of funds or assets of ADLT or any of its subsidiaries for any unlawful or improper purpose. It is the personal responsibility of all employees to acquaint themselves with the legal and policy standards and restrictions applicable to their assigned duties and responsibilities, and to conduct themselves accordingly. Over and above the strictly legal aspects involved, all Company personnel are expected to observe the high standards of business and personal ethics in the discharge of their assigned responsibilities.
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5.    GIFTS TO OR BY EMPLOYEES

      a) Employees may not give or receive anything of more than token value to or from any individual or Company with whom ADLT or its affiliates does business, or who is seeking to do business with ADLT or its affiliates. "Token" is defined as having a value of $100 per occurrence.

      b) Certain business courtesies, such as payment for a lunch or dinner in connection with a business meeting, normally would not be a gift within the context of this policy. However, such activity shall be limited in frequency. Employees shall endeavor to avoid any situation where a gift or activity might appear to influence business judgment or relationships. Any question as to whether a gift might appear to be improper or questionable shall be addressed in writing, with a statement of all relevant facts, to the General Counsel of the Company.

6.    POLITICAL ACTIVITY

      a) No funds or assets of the Company shall be used for federal political campaign contributions. These prohibitions cover not only direct contributions but also indirect assistance or support of candidates or political parties through purchase of tickets to special dinners or other fund raising events or the furnishing of any other goods, services or equipment to political parties or committees.

      b) Use of funds or assets of the Company for state or local campaign contributions must be approved by the Company's CFO, CEO and General Counsel.

      c) No funds or assets of the Company shall be used directly or indirectly for political contributions outside the United States, even where permitted by applicable law, without the prior written approval of the CEO and General Counsel.

      d) The above prohibitions apply only to the direct or indirect use of corporate funds or assets for political purposes and are, of course, not intended to discourage employees from making personal contributions to the candidates, parties or committees of their choice. Under no circumstances shall employees be reimbursed in any way for personal contributions.

7.    CONFIDENTIAL INFORMATION AND INSIDER TRADING

      a) Employees frequently have access to confidential information concerning the Company's business and the businesses of present and prospective customers and other employees. Safeguarding confidential information is essential to the conduct of our business. Caution and discretion must be exercised in the use of such information, which should be shared only with those who have a clear and legitimate need and right to know.

      b) No employee shall disclose confidential information of any type, to anyone, except persons within the employee's unit who need to know. Confidential information may not

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            be released to third parties unless required by law or, in very specific instances, in connection with ADLT Business Conduct Policies and Authorization Guidelines.

      c) Any requests for information arising through a legal process (e.g., subpoena or court order) must first be referred to the General Counsel before the release of information.

      d) Selling or acquiring stock, securities or other investments, while in the possession of nonpublic information is prohibited. Securities include stocks, bonds, notes, debentures, or any other interests, instruments, documents or rights which represent securities. Trading in Company common stock by members of the management team is limited to announced "trading windows" to avoid problems for the employees and the Company. Members of the management team having material nonpublic information about the Company should not even trade during the "trading window". Questions concerning the definition of material nonpublic information or a security shall be referred to the General Counsel before any transactions are undertaken.

8.    POLICY AGAINST HARASSMENT

            It is ADLT's policy to maintain a work environment free from all forms of harassment and to insist that all employees be treated with dignity, respect and courtesy. We will not tolerate any harassment of or by its employees. Employees who engage in harassment will be disciplined and, if appropriate, terminated. To report a confidential complaint, the contact number is 440-836-7081.

9.    EMPLOYEE CONFIDENTIALITY AND PROPRIETARY INFORMATION

            It is ADLT's policy to outline employee confidentiality standards that will protect internal information on which the Company has spent and continues to spend a lot of time and effort generating and developing. Our competitors could benefit very substantially at our expense if they had this information. The key to keeping our competitive advantage rests with all of us.

10.   COMPUTER USE

            It is every employee's duty to use ADLT's computer resources responsibly, professionally, ethically and lawfully. The Computer Resources are the property of ADLT and should be used for legitimate business purposes. Users are permitted access to the Computer Resources to assist them in performance of their jobs. Use of the computer system is a privilege and may be revoked at any time. The rules and obligations described in this Policy apply to all users (the "Users") of ADLT's computer network, wherever they may be located. Violations will be taken very seriously and may result in disciplinary action, including possible termination, and civil and criminal liability. Since the computer resources are ADLT property, users of ADLT computer resources should not have an expectation of privacy regarding anything they create, store or access and waive all privacy rights as a condition of using ADLT computer resources.

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11.   COMPLIANCE WITH ANTITRUST LAWS

            ADLT is committed to complying with Antitrust Laws. Violating the antitrust laws is a very serious matter and can result in severe penalties against the individual and company committing the violation (in the form of imprisonment, fines, injunctions and treble-damage actions, as applicable) in addition to the substantial burden and expense to a company and its officers and employees in their defense against court actions alleging violations of the antitrust laws.

12.   ENVIRONMENTAL, HEALTH AND SAFETY

            It is the policy of ADLT to protect human health and the environment by complying with all applicable environmental laws and regulations.

13.   RECORD RETENTION

            Operating units are responsible to ensure that records are retained in accordance with this policy (Accounting Records 7 Years, Corporate and Legal Documents should be kept permanently). Records should be filed in a manner that permits an orderly and timely retrieval. Questions about the retention schedule should be referred to ADLT's General Counsel.

            Note: The Financial Controller at each Unit has a copy of the specific retention policy.

14.   LOBBYING

            It is the policy of ADLT that ADLT shall not incur any expenses relating to lobbying activities without the written consent of the CEO in advance of any such lobbying activities. Lobbying activities are approved and controlled by ADLT management.

15.   TRAVEL AND EXPENSE REIMBURSEMENT

            It is ADLT's policy to be fair and equitable to the Company and all employees, to follow pertinent IRS substantiation rules, and to be responsible and prudent in spending the Company's money.

            All travel must be approved in advance by the traveler's direct department manager or executive. It is the responsibility of the traveler to file expense reports promptly upon completion of travel. This is normally within 60 days of return from travel.

16.   GENERAL:

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SERVICE AND CONSUMER CONCERNS

            The foundation of the Company is to provide high quality products and services to our existing and prospective customers. We endeavor to give prompt, courteous and accurate response to inquiries received from customers. When appropriate adjustments are warranted, employees will make them promptly and courteously. Equally important, we seek to add or improve policies, procedures and products that contribute to customer satisfaction.

INTEGRITY OF RECORDS AND COMPLIANCE WITH ACCOUNTING PROCEDURES

      a) Accuracy and reliability in the preparation of all business records is mandated by law. It is of critical importance to the corporate decision-making process and to the proper discharge of ADLT's financial, legal and reporting obligations. All business records, expense accounts, vouchers, bills, payroll and service records and other reports are to be prepared with care and honesty.

      b) False or misleading entries are not permitted in the books and records of ADLT or any affiliated company. All corporate funds and assets are to be recorded in accordance with applicable corporate procedures. Compliance with accounting procedures and internal control procedures is required at all times. It is the responsibility of all employees to ensure that both the letter and the spirit of corporate accounting and internal control procedures are strictly adhered to at all times. They should advise the responsible person in their unit of any shortcomings they observe in such procedures.

GUIDANCE AND REPORTING OF ETHICAL ISSUES

      a) Employees are encouraged to seek guidance regarding application or interpretation of this Code of Conduct and are expected to cooperate fully in any investigation of a potential violation. The statements set forth in this Code of Conduct are intended as guidelines for employees.

      b) Each ADLT employee has the authority and the responsibility to report actual or suspected violations of laws, regulations, or ADLT policies and procedures to the Human Resource Department. The Human Resource Department will serve as ombudsman allowing ADLT employees to confidentially report actual or suspected ethical issues.

      c) Employees should discuss ethical concerns with their manager in most situations. However, if an employee feels they cannot discuss an issue with their manager, or have done so without a satisfactory outcome, an Ethics Hotline is available 24 hours a day. The Ethics Hotline number is 1-888-243-7177 (NOTE: ALL CALLS INVOLVING SEXUAL HARASSMENT SHOULD BE DIRECTED TO THE ADLT'S HUMAN RESOURCES DEPARTMENT 440-836-7081).

      d) The ADLT Corporate Human Resources Department will follow-up on all reported issues and assess the need for further investigation.

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      e)    If an anonymous report is made on the Ethics hotline, adequate information must be provided to allow for investigation of the matter reported. Employees leaving their name will be informed of the outcome of the investigation.

Note: The Code of Conduct is not an employment contract, and the Company may at any time modify the provisions of this Code of Conduct as it deems appropriate.

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